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                                                                 EXHIBIT 12



                 DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands of dollars)



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                                                                YEAR ENDED OCTOBER 31
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                                           1998           1997           1996           1995           1994
                                           ----           ----           ----           ----           ----
Earnings:

  Income of consolidated group
    before income taxes and
    changes in accounting........       $1,560,032     $1,507,070     $1,286,634     $1,092,751     $  920,920
  Dividends received from
    less than fifty percent
    owned affiliates.............            5,555          3,591          7,937          2,023          2,329
  Fixed charges excluding
    capitalized interest.........          531,817        433,673        410,764        399,056        310,047
                                        ----------     -----------    ----------     ----------     ----------
    Total earnings...............       $2,097,404     $1,944,334     $1,705,335     $1,493,830     $1,233,296
                                        ----------     -----------    ----------     ----------     ----------
                                        ----------     -----------    ----------     ----------     ----------
Fixed charges:

  Interest expense of
    consolidated group including
    capitalized interest.........       $  521,418     $  422,588     $  402,168     $  392,408     $  303,080
  Portion of rental charges
    deemed to be interest........           12,451         11,497          8,596          6,661          7,008
                                        ----------     -----------    ----------     ----------     ----------
    Total fixed charges..........       $  533,869     $  434,085     $  410,764     $  399,069     $  310,088
                                        ----------     -----------    ----------     ----------     ----------
                                        ----------     -----------    ----------     ----------     ----------
Ratio of earnings to
  fixed charges*.................             3.93           4.48           4.15           3.74           3.98
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    The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less than fifty percent owned affiliates.
    "Earnings" consist of income before income taxes, changes in accounting and fixed charges excluding capitalized interest.  "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.